Exhibit 99.1

THE MARCUS CORPORATION REPORTS FIRST QUARTER FISCAL 2022 RESULTS
Company Reports Significant Improvement Over Prior Year; Both Divisions Outperform Their Industries
Milwaukee, May 5, 2022 … The Marcus Corporation (NYSE: MCS) today reported results for the first quarter fiscal 2022 ended March 31, 2022.

“Our reported results were significantly better than the same period last year with both divisions outperforming their respective industries and contributing to our third straight quarter of positive Adjusted EBITDA,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “We delivered strong results despite limited new film releases as movie studios waited out the Omicron variant and the seasonally slower winter travel months impacted our predominantly Midwestern hotel markets. We remain optimistic about ongoing improvements in both our businesses as market dynamics continue to strengthen, a growing number of films are released and the warmer months bring stronger travel demand.”

First Quarter Fiscal 2022 Highlights
•Total revenues for the first quarter of fiscal 2022 were $132.2 million, compared to total revenues of $50.8 million for the first quarter of fiscal 2021.
•Operating loss was $16.8 million for the first quarter of fiscal 2022, compared to operating loss of $35.7 million for the prior year quarter.
•Net loss attributable to The Marcus Corporation was $14.9 million for the first quarter of fiscal 2022, compared to net loss attributable to The Marcus Corporation of $28.1 million for the same period in fiscal 2021.
•Net loss per diluted common share attributable to The Marcus Corporation was $0.48 for the first quarter of fiscal 2022, compared to net loss per diluted common share attributable to The Marcus Corporation of $0.93 for the first quarter of fiscal 2021.
•Adjusted EBITDA was $3.4 million for the first quarter of fiscal 2022, compared to a loss of $17.5 million for the prior year quarter.

Adjusted EBITDA reflects an adjustment made by the company to eliminate the favorable impact of a nonrecurring state government grant during the first quarter of fiscal 2021.
Marcus Theatres®

Despite a limited number of films during the first quarter of fiscal 2022, which impacted revenues and operating income, the success of films such as “Spider-Man: No Way Home” and “The Batman” drove increased attendance and revenue per person during the first quarter of fiscal 2022 compared to the prior year period. As a result, Marcus Theatres reported positive Adjusted EBITDA for the third consecutive quarter since the start of the pandemic.

Comparing admission revenues to pre-pandemic first quarter fiscal 2019 results, Marcus Theatres outperformed the industry by 4.7 percentage points during the first quarter of fiscal 2022, according to data received from Comscore. Based on this data, the company believes Marcus Theatres was one of the top performing theatre circuits in the United States during the first quarter of fiscal 2022.

“The continued success of ‘Spider-Man: No Way Home,’ which is now the third highest performing film of all time, as well as the blockbuster debut of ‘The Batman,’ which secured the second highest box office sales since the start of the pandemic, continues to demonstrate that moviegoers are back and excited to see movies on the big screen,” said Rolando Rodriguez, chairman, president and chief executive officer of Marcus Theatres. “While the pace of new film releases slowed in the first quarter of fiscal 2022, studios are again releasing an exciting full slate of films to an eager audience, including those that appeal to youth and families. Repeated studies have shown that consumers are excited to go back to the movies more regularly, with the coming slate of films poised to take advantage of pent-up demand. Our investments in premium large format screens, enticing food and beverage offerings, and technology that helps drive a more efficient consumer experience positions us well to capitalize on what is anticipated to be a busy summer season.”

Marcus Theatres’ top five highest-performing films in the first quarter of fiscal 2022 were “The Batman,” “Spider-Man: No Way Home,” “Uncharted,” “Sing 2” and “Scream.” Each of these films debuted with an exclusive theatrical window. With more consistent movie releases heading into the spring and summer, several films have performed well during the first few weeks of the fiscal 2022 second quarter, including “Sonic the Hedgehog 2,” “Fantastic Beasts: The Secrets of Dumbledore” and “The Bad Guys.” Films including “The Lost City” and “Everything Everywhere All at Once” have also performed well and are bringing more customer segments back to the movies. Additional highly anticipated new films scheduled to be released during the remainder of the second quarter include: “Doctor Strange in the Multiverse of Madness,” tickets for which have presold at a post-pandemic pace second only to “Spider-Man: No Way Home,” “Downton Abbey: A New Era,” “Top Gun: Maverick,” “Jurassic World: Dominion,” “Lightyear” and “The Black Phone.”

Marcus® Hotels & Resorts

Marcus Hotels & Resorts’ revenue per available room (RevPAR) increased at all company-owned properties during the first quarter of fiscal 2022 compared to the same period in the year prior. For the fourth consecutive quarter, the division reported positive Adjusted EBITDA thanks to strong cost controls as well as improved occupancy and average daily rate.

Marcus Hotels & Resorts once again significantly outperformed the industry, reporting RevPAR approximately two percentage points above the industry for the first quarter of fiscal 2022 when comparing RevPAR to pre-pandemic fiscal 2019 results. The division also outperformed its competitive sets during the first quarter of fiscal 2022 by nine percentage points.

“Comparable hotel total revenues for the first quarter of fiscal 2022 were approximately 91 percent of pre-pandemic first quarter of fiscal 2019, demonstrating how far we have come in our recovery,” said Michael Evans, president of Marcus Hotels & Resorts. “While the first quarter is historically slower due to reduced travel during the winter months, we expect leisure travelers to continue to push demand at our company-owned properties as the busier spring and summer travel seasons resume. As travelers continue to seek quality experiences, our hotels and resorts are well positioned to continue their strong performance.”

Group booking pace for fiscal 2022, while still behind pre-pandemic pace, has continued to meaningfully improve compared to prior quarters with increased bookings for 2022 and into 2023.
Balance Sheet and Liquidity

The Marcus Corporation’s financial position remains strong with $240.9 million in cash and revolving credit availability at the end of the first quarter of fiscal 2022.

During the quarter, the company received $3.4 million from the sale of non-core real estate assets. The company also received approximately $4.3 million in state government grants awarded during the fourth quarter of fiscal 2021 and $23.0 million in federal income tax refunds, including interest earned.

Retirement of Douglas Neis, Executive Vice President and Chief Financial Officer

As announced on February 24, 2022, Douglas Neis, executive vice president and chief financial officer, will retire from The Marcus Corporation on May 15, 2022, following 36 years of service. Chad Paris, corporate controller and treasurer, will be promoted to chief financial officer upon Mr. Neis’s retirement.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Thursday, May 5, 2022, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: investors.marcuscorp.com, or by dialing 1-646-904-5544 and entering the passcode 525464. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, May 12, 2022, by dialing 1-866-813-9403 and entering passcode 580220. The webcast will be archived on the company’s website until its next earnings release.

For additional information, contact:
Chad Paris
(414) 905-1036
investors@marcuscorp.com
Non-GAAP Financial Measure

Adjusted EBITDA has been presented in this press release as a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. A reconciliations of this measure to the equivalent measure under GAAP is set forth in the attached table.

Adjusted EBITDA is a key measure used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted EBITDA is a useful measure, as it eliminates certain expenses and gains that are not indicative of the company’s core operating performance and facilitates a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted EBITDA is also used by analysts, investors and other interested parties as a performance measure to evaluate industry competitors.

Adjusted EBITDA is a non-GAAP measure of the company’s financial performance and should not be considered as an alternative to net earnings (loss) as a measure of financial performance, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of liquidity or free cash flow for management’s discretionary use. In addition, this non-GAAP measure excludes certain non-recurring and other charges and has its limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted EBITDA differ among companies in our industries, and therefore Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.
About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,064 screens at 85 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 17 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects of the COVID-19 pandemic on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the duration of the COVID-19 pandemic and related government restrictions and the level of customer demand following the relaxation of such requirements; (3) the availability, in terms of both quantity and audience appeal, of certain motion pictures for our theatre division (particularly following the COVID-19 pandemic, during which the release dates for motion pictures have been postponed), as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets, including but not limited to, those caused by the COVID-19 pandemic; (5) the effects of adverse economic conditions, including but not limited to, those caused by the COVID-19 pandemic, on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the COVID-19 pandemic and the effects on our occupancy and room rates caused by the relative industry supply of available rooms at comparable lodging facilities in our markets; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of changes in the availability of and cost of labor and other supplies essential to the operation of our business; (11) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (12) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (13) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics (such as the COVID-19 pandemic); and (14) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, including developments related to the COVID-19 pandemic, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information, including assumptions about our ability to manage difficulties associated with or related to the COVID-19 pandemic; the assumption that our theatre closures, hotel closures and restaurant closures are not expected to be permanent or to re-occur; the continued availability of our workforce; and the temporary and long-term effects of the COVID-19 pandemic on our business. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION
Consolidated Statements of Earnings (Loss)
(Unaudited)
(in thousands, except per share data)

	13 Weeks Ended
	March 31, 2022	April 1, 2021
Revenues:
Theatre admissions	$38,417	$10,685
Rooms	17,430	9,044
Theatre concessions	35,464	9,919
Food and beverage	14,511	5,912
Other revenues	18,807	11,894
	124,629	47,454
Cost reimbursements	7,613	3,333
Total revenues	132,242	50,787

Costs and expenses:
Theatre operations	44,428	18,270
Rooms	8,203	5,265
Theatre concessions	15,193	4,496
Food and beverage	12,140	5,370
Advertising and marketing	4,481	2,549
Administrative	19,081	13,316
Depreciation and amortization	17,231	17,979
Rent	6,250	6,341
Property taxes	4,745	4,739
Other operating expenses	9,674	4,790
Reimbursed costs	7,613	3,333
Total costs and expenses	149,039	86,448

Operating loss	(16,797)	(35,661)

Other income (expense):
Investment income (loss)	(268)	40
Interest expense	(4,092)	(4,843)
Other income (expense)	(577)	(628)
Gain on disposition of property, equipment and other assets	424	2,204
Equity losses from unconsolidated joint ventures	(141)	—
	(4,654)	(3,227)

Loss before income taxes	(21,451)	(38,888)
Income tax benefit	(6,549)	(10,758)
Net loss	(14,902)	(28,130)
Net earnings (loss) attributable to noncontrolling interests	—	—
Net loss attributable to The Marcus Corporation	$(14,902)	$(28,130)

Net loss per common share attributable to
The Marcus Corporation - diluted	$(0.48)	$(0.93)

Weighted average shares outstanding - diluted	31,445	31,196

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	March 31, 2022	December 30, 2021

Assets:

Cash and cash equivalents	$19,431	$17,658
Restricted cash	4,822	6,396
Accounts receivable	21,407	28,902
Government grants receivable	—	4,335
Refundable income taxes	—	22,435
Assets held for sale	1,875	4,856
Other current assets	17,204	15,364
Property and equipment, net	759,529	771,192
Operating lease right-of-use assets	213,042	217,072
Other assets	101,938	100,151

Total Assets	$1,139,248	$1,188,361

Liabilities and Shareholders' Equity:

Accounts payable	$23,784	$35,781
Taxes other than income taxes	15,658	19,566
Other current liabilities	70,922	80,152
Short-term borrowings	46,577	47,346
Current portion of finance lease obligations	2,538	2,561
Current portion of operating lease obligations	15,827	16,795
Current maturities of long-term debt	11,064	10,967
Finance lease obligations	16,703	17,192
Operating lease obligations	211,841	216,064
Long-term debt	203,905	204,177
Deferred income taxes	22,103	26,183
Other long-term obligations	56,548	57,963
Equity	441,778	453,614

Total Liabilities and Shareholders' Equity	$1,139,248	$1,188,361

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended March 31, 2022
Revenues	$79,491	$52,657	$94	$132,242
Operating loss	(8,020)	(2,974)	(5,803)	(16,797)
Depreciation and amortization	12,191	4,950	90	17,231
Adjusted EBITDA	4,779	2,384	(3,812)	3,351

13 Weeks Ended April 1, 2021
Revenues	$22,562	$28,125	$100	$50,787
Operating loss	(25,639)	(5,708)	(4,314)	(35,661)
Depreciation and amortization	12,786	5,127	66	17,979
Adjusted EBITDA	(13,730)	(295)	(3,444)	(17,469)
Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.
Supplemental Data
(Unaudited)
(In thousands)

	13 Weeks Ended
Consolidated	March 31, 2022	April 1, 2021
Net cash flow provided by (used in) operating activities	$6,471	$(12,983)
Net cash flow provided by (used in) investing activities	(3,103)	2,552
Net cash flow provided by (used in) financing activities	(3,169)	9,246
Capital expenditures	(6,562)	(1,525)

THE MARCUS CORPORATION
Reconciliation of Net earnings (loss) to Adjusted EBITDA
(Unaudited)
(In thousands)

	13 Weeks Ended
	March 31, 2022	April 1, 2021
Net loss attributable to The Marcus Corporation	$(14,902)	$(28,130)
Add (deduct):
Investment (income) loss	268	(40)
Interest expense	4,092	4,843
Other expense (income)	577	628
Gain on disposition of property, equipment and other assets	(424)	(2,204)
Equity losses from unconsolidated joint ventures	141	—
Income tax benefit	(6,549)	(10,758)
Depreciation and amortization	17,231	17,979
Share-based compensation expenses (a)	2,917	1,484
Government grants and federal tax credits (b)	—	(1,271)
Adjusted EBITDA	$3,351	$(17,469)
(a)Non-cash charges related to share-based compensation programs.
(b)Reflects a nonrecurring state government grant awarded to our theatres for COVID-19 pandemic relief.